UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2014

PCM, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-25790	95-4518700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1940 E. Mariposa Ave.

El Segundo, California 90245

(Address of principal executive offices)(zip code)

(310) 354-5600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry Into a Material Definitive Agreement.

On August 6, 2014, one of our wholly-owned subsidiaries entered into an agreement with The Regents of the University of California (the “Buyer”) to sell certain real property to the Buyer for a total cash sales price of $20.2 million.  The real property is located in Santa Monica, California and includes two parcels. The first parcel is approximately 32,500 square feet of land together with a building of approximately 9,750 square feet. The building is currently being used by our subsidiary as a technology products retail store. The second parcel is adjacent to the first, and is approximately 5,000 square feet of land together with a building of approximately 3,297 square feet. The sale of the properties will result in a book gain of over $15 million. In conjunction with this transaction, we will be required to pay off our outstanding real estate related debt at the time of closing, which was $5.3 million as of June 30, 2014.

The Buyer was granted an Inspection Period, which extends for 60 days following the receipt of certain diligence materials, which are to be provided within 3 business days of the agreement. The Buyer is entitled to terminate the agreement for any reason while it conducts due diligence related to the property. The agreement also contains other customary closing conditions to the purchase and sale of the real property.

In the event the Buyer fails to provide us with written notice prior to the close of the Inspection Period that it intends to terminate the agreement, which it can do for any reason, the Buyer will be required to make a non-refundable deposit of $600,000 promptly into escrow and the obligation to purchase the property on the terms and conditions provided in the agreement will become final and binding upon the Buyer with an anticipated closing for the transaction in the fourth quarter of 2014.

Each party has the right under the agreement to structure the transaction as part of a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended. We expect to effectuate such an exchange through one or more purchases of real property to be used in connection with our company’s business and operations. We will evaluate potential exchanges and purchases, but would expect that any exchanges/purchases we make would benefit us through direct ownership of facilities that are strategic to our operations, reductions in our lease obligations, or other ancillary benefits.

The foregoing overview of the agreement does not contain all of the terms and conditions of the agreement. For the complete terms and conditions, please refer to Exhibit 10.1 of this Form 8-K which is incorporated into this Item 1.01 by reference.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits.

10.1                      Purchase and Sale Agreement dated August 6, 2014 by and between M2 Marketplace, Inc. and The Regents of the University of California.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PCM, INC.

By:	/s/ Brandon H. LaVerne
Name:	Brandon H. LaVerne
Title:	Chief Financial Officer

Dated:  August 8, 2014

EXHIBIT INDEX

Exhibit	Description

10.1	Purchase and Sale Agreement dated August 6, 2014 by and between M2 Marketplace, Inc. and The Regents of the University of California.